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Schedule 13G                                                         Page 1 of 4

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SEC 1745         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
(6-00)           INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                 UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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
                                                                      -------------------------
                                  UNITED STATES                             OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION             -------------------------
                             WASHINGTON, D.C. 20549                   OMB Number:   3235-0145
                                                                      ------------------------
                                   SCHEDULE 13G                       Expires: October 31, 2002
                                                                      -------------------------
                                                                      Estimated average
                                                                      burden hours per
                                                                      response.............14.9
                                                                      -------------------------
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                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*
                                             ---

                               IRIDEX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   462684 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G                                                         Page 2 of 4

CUSIP No.   462684 10 1
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        1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Milton M. Chang
--------------------------------------------------------------------------------
        2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) [ ]   N/A

           (b) [ ]
--------------------------------------------------------------------------------
        3. SEC Use Only
--------------------------------------------------------------------------------
        4. Citizenship or Place of Organization  United States
--------------------------------------------------------------------------------
Number of
Shares          5.   Sole Voting Power  367,020 shares
Beneficially    ----------------------------------------------------------------
Owned by Each
Reporting       6.   Shared Voting Power  0 shares
Person With     ----------------------------------------------------------------

                7.   Sole Dispositive Power  367,020 shares
                ----------------------------------------------------------------

                8.   Shared Dispositive Power  0 shares
--------------------------------------------------------------------------------
        9. Aggregate Amount Beneficially Owned by Each Reporting Person  367,020
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
        11. Percent of Class Represented by Amount in Row (11)  5.5%
--------------------------------------------------------------------------------
        12. Type of Reporting Person (See Instructions)

            IN
--------------------------------------------------------------------------------

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Schedule 13G                                                         Page 3 of 4
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ITEM 1.

      (a)  Name of Issuer - IRIDEX Corporation

      (b)  Address of Issuer's Principal Executive Offices - 1212 Terra Bella Avenue,
                                                             Mountain View, CA  94043

ITEM 2.

      (a)  Name of Person Filing  - Milton Chang

      (b)  Address of Principal Business Office or, if none, Residence - 26228 Scarff Way,
                                                                    Los Altos Hills, CA 94022

      (c)  Citizenship - United States citizen

      (d)  Title of Class of Securities - Common Stock

      (e)  CUSIP Number  -  462684 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d)  [ ] Investment company registered under section 8 of the Investment Company Act of
               1940 (15 U.S.C. 80a-8).

      (e)  [ ] An investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E);

      (f)  [ ] An employee benefit plan or endowment fund in accordance with Section
               240.13d-1(b)(1)(ii)(F);

      (g)  [ ] A parent holding company or control person in accordance with Section
               240.13d-1(b)(1)(ii)(G);

      (h)  [ ] A savings associations as defined in Section 3(b) of the Federal Deposit
               Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount beneficially owed:   367,020 shares

      (b) Percent of class: 5.5% - The foregoing percentage is calculated based on the 6,670,964 shares of Common Stock reported to be outstanding as of November 7, 2000 in the Quarterly Report on Form 10-Q of IRIDEX Corporation filed for the fiscal quarter ended September 30, 2000.

      (c)  Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote 367,020 shares

           (ii)  Shared power to vote or to direct the vote 0 shares

           (iii) Sole power to dispose or to direct the disposition of 367,020 shares
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Schedule 13G                                                         Page 4 of 4

           (iv) Shared power to dispose or to direct the disposition of 0 shares

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON - Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY -
         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP -
         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP - Not applicable

ITEM 10. CERTIFICATION - Not applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           02/06/2001
                              ---------------------------------------
                                              Date

                                      /s/ MILTON M.T. CHANG
                              ---------------------------------------
                                            Signature

                                        Milton M.T. Chang
                              ---------------------------------------
                                           Name/Title